UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 11, 2013

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02	Results of Operations and Financial Condition

YUM! BRANDS INC. RELEASES ESTIMATED FIRST-QUARTER AND FEBRUARY
SAME-STORE SALES FOR CHINA BUSINESS

Louisville, KY (March 11, 2013) - Yum! Brands Inc. (NYSE: YUM) first quarter same-store sales declined an estimated 20% for the China Division. This included estimated declines of 24% at KFC and 2% at Pizza Hut Casual Dining. Consistent with prior years, the first quarter of the China Division is two months and includes January and February results.

February same-store sales growth was approximately 2% for the China Division, including flat same-store sales at KFC and 13% growth at Pizza Hut Casual Dining. We estimate the timing of Chinese New Year had a positive mid-teen impact on February same-store sales growth for both KFC and Pizza Hut Casual Dining, offsetting a similar negative mid-teen impact in January. For the full quarter, the Chinese New Year impact to same-store sales growth was neutral.

We will release March same-store sales for our China Division on April 10, 2013 after market hours. We will release first-quarter earnings on April 23, 2013 after market hours.

ADDITIONAL INFORMATION ONLINE
Quarter end dates for each division, restaurant-count details and definitions of terms are available online at www.yum.com under “Investors”. Additional historical financial data, including same-store sales growth by division, has been updated through the fourth quarter of 2012 and will be available on our website on March 12, 2013.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants with over 39,000 restaurants in more than 125 countries and territories. Yum! was ranked #213 on the Fortune 500 List for 2011 and had revenues of over $13 billion in 2012. The Company's restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Outside the United States, the Yum! Brands system opened over five new restaurants each day of the year, making it a leader in international retail development.

Analysts are invited to contact
Tim Jerzyk, Senior Vice President Investor Relations, at 888/298-6986
Steve Schmitt, Vice President Investor Relations, at 888/298-6986

Members of the media are invited to contact
Amy Sherwood, Vice President Public Relations, at 502/874-8200

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	March 11, 2013	/s/ David E. Russell
Vice President, Finance and Corporate Controller